Exhibit 99.2

AvalonBay Communities, Inc.

For Immediate News Release
July 17, 2003

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2003 OPERATING RESULTS

(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended June 30, 2003 was $74,042,000, resulting in Earnings per Share (“EPS”) of $1.08 (diluted), compared to $0.46 (diluted) for the comparable period of 2002, a per share increase of 134.8%. For the six month period ended June 30, 2003, EPS was $1.57 (diluted) compared to $0.97 (diluted) for the comparable period of 2002, a per share increase of 61.9%.

Funds from Operations (“FFO”) for the quarter ended June 30, 2003 was $57,433,000 or $0.83 per share (diluted) compared to $67,497,000 or $0.95 per share (diluted) for the comparable period of 2002, a per share decrease of 12.6%. FFO per share (diluted) for the six months ended June 30, 2003 decreased by 13.9% to $1.67 from $1.94 for the comparable period in 2002.

During the second quarter of 2003, the Company sold five communities comprising the entire Minneapolis portfolio and a single asset in Huntington Beach, CA. These six communities, which contained a total of 1,728 apartment homes, were sold for an aggregate sales price of $185,425,000. The sale of these communities resulted in a gain as reported in accordance with Generally Accepted Accounting Principles (“GAAP”) of $54,511,000 and an Economic Gain of $34,345,000. The weighted average Initial Year Market Cap Rate related to these communities was 6.8%.

Operating Results for the Quarter Ended June 30, 2003 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue decreased by $1,028,000, or 0.6% to $158,338,000. For Established Communities, rental revenue decreased 4.9%, which is primarily attributable to a decline in rental rates; economic occupancy between periods remained stable. Total revenue for Established Communities decreased $5,886,000 to $113,043,000 and operating expenses increased $1,602,000, or 4.7%, to $35,782,000. Accordingly, Net Operating Income (“NOI”) for Established Communities decreased by $7,488,000 or 8.8%, to $77,261,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the second quarter of 2002 to the second quarter of 2003:

2Q 03 Compared to 2Q 02

	Established Communities			Total*

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI

Northeast	(3.2%)	5.9%	(7.0%)	38.9%
Mid-Atlantic	(2.8%)	2.3%	(4.8%)	15.6%
Midwest	(7.0%)	4.6%	(14.5%)	3.0%
Pacific NW	(9.0%)	3.9%	(15.8%)	5.2%
No. California	(8.9%)	0.9%	(12.3%)	25.7%
So. California	2.5%	17.0%	(3.1%)	11.6%

Total	(4.9%)	4.7%	(8.8%)	100.0%

*	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Sequential Operating Results for the Quarter Ended June 30, 2003 Compared to the Quarter Ended March 31, 2003

The following table reflects the sequential percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter to the second quarter of 2003:

2Q 03 Compared to 1Q 03

	Established Communities

	Rental	Operating
	Revenue	Expenses	NOI

Northeast	1.0%	(2.7%)	2.9%
Mid-Atlantic	1.4%	2.6%	0.8%
Midwest	(2.1%)	(11.8%)	7.2%
Pacific NW	(1.6%)	6.9%	(6.4%)
No. California	(1.9%)	4.4%	(4.2%)
So. California	(0.5%)	7.8%	(3.9%)

Total	(0.3%)	1.2%	(0.9%)

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Six Months Ended June 30, 2003 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $387,000, or 0.1% to $318,562,000. For Established Communities, rental revenue decreased 5.4%, comprised of a rental rate decline of 5.6% partially offset by an increase in economic occupancy of 0.2%. Total revenue for Established Communities decreased $12,848,000 to $226,397,000 and operating expenses increased $4,571,000, or 6.9%, to $71,152,000. Accordingly, NOI for Established Communities decreased by $17,419,000 or 10.1%, to $155,245,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the six months ended June 30, 2002 to the six months ended June 30, 2003:

YTD 03 Compared to YTD 02

	Established Communities			Total*

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI

Northeast	(4.2%)	10.0%	(9.9%)	37.4%
Mid-Atlantic	(3.3%)	6.1%	(6.8%)	15.6%
Midwest	(7.5%)	7.3%	(17.4%)	3.4%
Pacific NW	(9.0%)	2.6%	(14.8%)	5.2%
No. California	(8.9%)	2.7%	(12.7%)	26.1%
So. California	2.7%	12.6%	(1.1%)	12.3%

Total	(5.4%)	6.9%	(10.1%)	100.0%

*	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Established Communities Operating Statistics

Market Rents, as determined by the Company, declined by an average of 1.7% in the second quarter compared to the same quarter in the prior year. The greatest declines, on a year over year basis, were in San Jose, CA with a decline of 7.9% from the second quarter of 2002, Oakland-East Bay, CA with a decline of 4.1% and San Francisco, CA with a decline of 3.8%. Sequentially, as compared to the first quarter, market rents declined 0.5% primarily due to declines in Chicago, IL of 6.9% and in San Jose, CA of 2.1%.

Economic Occupancy was 93.6% during the second quarter of 2003, remaining flat as compared to the same quarter last year. Sequentially, from the first quarter to the second quarter of 2003, Economic Occupancy increased 0.2%. The largest increases in the second quarter 2003 as compared to the first quarter were in Fairfield-New Haven, CT at 3.3% and Northern New Jersey at 2.4%.

Cash concessions per apartment home move-in for Established Communities averaged $583 during the second quarter of 2003, an increase of 79.4% from $325 in the second quarter of 2002 and a decrease of 27.0% from $799 in the first quarter of 2003. In accordance with GAAP, cash concessions are amortized over the approximate lease term, which is generally one year. For the second quarter of 2003, Rental Revenue with Concessions on a Cash Basis decreased 5.0% as compared to the second quarter of 2002 and 0.6% as compared to the first quarter of 2003.

Development Activity

The Company completed one development community during the second quarter of 2003. Avalon at Mission Bay North, located in San Francisco, CA, is a high-rise community containing 250 apartment homes and was completed for a Total Capital Cost of $80,500,000.

During the second quarter, the Company commenced construction on two communities, Avalon Run East II, located in Central New Jersey and Avalon Traville Phase II, located in the greater Washington, DC metro area. These communities, when completed, are expected to contain an aggregate of 632 apartment homes for a Total Capital Cost of $92,000,000.

Financing, Liquidity and Balance Sheet Statistics

As of June 30, 2003, the Company had $158,200,000 outstanding under its $500,000,000 unsecured credit facility and unrestricted cash of approximately $21,467,000. Unrestricted cash as of June 30, 2003 included $20,680,000 in proceeds from the issuance of a mortgage note on June 30, 2003. This unrestricted cash, the unsecured credit facility, net proceeds from anticipated additional asset sales in 2003 and cash retained from operations, will be used to fund development and redevelopment activity, provide letters of credit, repay debt and repurchase/redeem equity securities. As of June 30, 2003, the Company had $100,000,000 of unsecured notes with an interest rate of 6.5% that matured and was repaid on July 15, 2003.

Leverage, as measured by debt as a percentage of total market capitalization, was 45.9% at June 30, 2003. For the second quarter of 2003, Unencumbered NOI was approximately 80% and Interest Coverage was 2.6 times.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Preferred Stock Redemption

On April 25, 2003, the Company gave notice of its intent to redeem all 3,336,611 outstanding shares of its Series J Cumulative Redeemable Preferred Stock. The Company completed this redemption on May 9, 2003, for an aggregate redemption price of $82,207,000, including dividends of $251,000.

Outlook

The Company expects EPS (diluted) in the range of $0.59 to $0.63 for the third quarter of 2003 and $3.23 to $3.37 for the full year 2003.

The Company expects Projected FFO per share (diluted) in the range of $0.77 to $0.81 for the third quarter of 2003 and $3.18 to $3.32 for the full year 2003.

Other Matters

The Company will hold a conference call on July 18, 2003 at 1:00 PM Eastern Daylight Time (EDT) to review and answer appropriate questions about these results and projections, the earnings release attachments described below, and related matters. The domestic number to call to participate is 1-877-510-2397. The international number to call to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687, and the international number to hear a replay of this call is 1-706-645-9291 - Access Code: 1377906.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website and through e-mail distribution. Access to the full earnings release including the Attachments through the Company’s website is available at http://www.avalonbay.com/earnings. If you would like to receive future press releases via e-mail, please register through the Company’s website at http://www.avalonbay.com/Template.cfm?Section=Subscribe. Some items referenced in the earnings release may require the Adobe Acrobat 5.0 Reader. If you do not have the Adobe Acrobat 5.0 Reader, you may download it at the following website address: http://www.adobe.com/products/acrobat/readstep.html.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO
•	Projected FFO
•	Economic Gain
•	Initial Year Market Cap Rate
•	Established Communities
•	NOI
•	Market Rents
•	Economic Occupancy
•	Rental Revenue with Concessions on a Cash Basis
•	Total Capital Cost
•	Leverage
•	Unencumbered NOI
•	Interest Coverage

About AvalonBay Communities, Inc.

AvalonBay currently owns or holds an ownership interest in 142 apartment communities containing 42,147 apartment homes in ten states and the District of Columbia, of which ten communities are under construction and two communities are under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing upscale apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s Website at http://www.avalonbay.com. For additional information, please contact Bryce Blair, Chairman, Chief Executive Officer and President, at (703) 317-4652 or Thomas J. Sargeant, Executive Vice President and Chief Financial Officer, at (703) 317-4635.

Forward-Looking Statements

This release, including its attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of the words “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of certain risks and uncertainties, including, but not limited to, possible

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

changes in demand for apartment homes, the effects of economic conditions (including interest rates), the impact of competition and competitive pricing, delays in completing developments and lease-ups on schedule, changes in construction costs, the results of financing efforts, the timing and closing of planned dispositions under agreement, the effects of the Company’s accounting policies and other matters detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements.

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the third quarter or the full year 2003. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

SECOND QUARTER 2003

Supplement Operating and Financial Data

Avalon at Flanders Hill, located in Westborough, Massachussetts contains 280 one, two and three-
bedroom apartment homes in thirteen garden-style buildings. Apartment home features include fully applianced kitchens, private patios or balconies, walk-in closets and full size washers and dryers. Optional amenities include gas fireplaces, lofts, bay windows, direct-access garages and detached garages. Residents also enjoy many community amenities including a clubhouse with resident lounge, fully equipped fitness center, indoor half-court basketball, outdoor heated pool and barbecue and picnic areas.

Avalon at Flanders Hill is located in the Metro-west/495 submarket approximately 29 miles west of downtown Boston and four miles east of downtown Westborough. The community is adjacent to the Massachusetts Turnpike (I-90) and is near the intersection of several major regional highways including the I-495/I-90 and I-495/State Route 9 junctions. These highways provide easy access to the region’s major employment centers. The new MBTA commuter rail station, located approximately one mile from the community, offers residents another method of transportation to the area’s employers and recreational entertainment, including a direct connection to downtown
Boston.

The completion of Avalon at Flanders Hill increases AvalonBay’s presence in the greater Boston region to 14 communities with more than 3,400 apartment homes.

SECOND QUARTER 2003

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Year to Date Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development, Redevelopment and Acquisition Activity	Attachment 7
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Historical Development and Redevelopment Communities	Attachment 10
Summary of Development and Redevelopment Community Activity	Attachment 11
Future Development	Attachment 12
Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934, as amended. The projections and estimates contained in the attachments referred to above are forward-looking statements. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, include: development opportunities may be abandoned; total capital cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Attachment 1

AvalonBay Communities, Inc.
Selected Operating and Other Information
June 30, 2003
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
Selected Operating Information:	2003	2002	% Change	2003	2002	% Change

Net income available to common stockholders:	$74,042	$32,315	129.1%	$107,742	$68,005	58.4%
Per common share — basic	$1.10	$0.47	134.0%	$1.60	$0.99	61.6%
Per common share — diluted	$1.08	$0.46	134.8%	$1.57	$0.97	61.9%

Funds from Operations:	$57,433	$67,497	(14.9%)	$114,990	$137,207	(16.2%)
Per common share — diluted	$0.83	$0.95	(12.6%)	$1.67	$1.94	(13.9%)

Dividends declared — common:	$47,278	$48,562	(2.6%)	$94,447	$96,852	(2.5%)
Per common share	$0.70	$0.70	0.0%	$1.40	$1.40	0.0%

Common shares outstanding	67,536,888	69,374,890		67,536,888	69,374,890
Outstanding operating partnership units	967,759	1,008,701		967,759	1,008,701

Total outstanding shares and units	68,504,647	70,383,591		68,504,647	70,383,591

Average shares outstanding — basic	67,231,296	69,080,865		67,427,853	68,824,022
Average operating partnership units outstanding	968,581	1,005,313		972,146	955,904
Effect of dilutive securities	703,268	1,108,571		607,505	1,128,051

Average shares outstanding — diluted	68,903,145	71,194,749		69,007,504	70,907,977

	Debt Composition and Maturities (1)
	Conventional			Tax-Exempt

	Amt		% of Mkt Cap	Amt	% of Mkt Cap

Long-term notes:
Variable rate	$—		—	$81,183		1.5%
Fixed rate	1,959,463		35.1%	323,857		5.8%
Variable rate credit facility & short term note	194,932		3.5%	—		—

Total debt	$2,154,395		38.6%	$405,040		7.3%

Average interest rates (2)		6.4%			5.5%

Combined average interest rate (2)			6.3%

	2003	2004	2005	2006	2007

Remaining debt maturities (3)	$102,221	$190,406	$154,680	$155,010	$301,344

(1)	Includes debt related to assets held for sale.

(2)	Includes credit enhancement fees, facility fees, trustees’ fees, etc.

(3)	Excludes amounts under the $500 million variable rate credit facility that, after all extensions, matures in 2005.

Community Information

	Communities	Apt Homes

Current Communities	132	38,941
Development Communities	10	3,206
Development Rights	41	10,620
Third-party management	1	101

Analysis of Capitalized Costs

	Q3 02	Q4 02	Q1 03	Q2 03

Cap interest	$6,733	$6,533	$6,206	$6,305
Cap overhead	$4,856	$4,050	$3,176	$3,291
Non-revenue generating capex per home	$81	$89	$41	$99

Attachment 2

AvalonBay Communities, Inc.
Detailed Operating Information
June 30, 2003
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2003	2002	% Change	2003	2002	% Change

Revenue:
Rental income	$154,389	$147,424	4.7%	$307,119	$292,245	5.1%
Management fees	238	471	(49.5%)	486	859	(43.4%)
Other income(1)	85	2,291	(96.3%)	271	6,828	(96.0%)

Total	154,712	150,186	3.0%	307,876	299,932	2.6%

Operating expenses:
Direct property operating expenses, excluding property taxes	37,189	32,399	14.8%	72,800	62,114	17.2%
Property taxes	14,442	12,860	12.3%	29,091	25,663	13.4%
Property management and other indirect operating expenses	7,056	7,105	(0.7%)	15,053	15,592	(3.5%)

Total	58,687	52,364	12.1%	116,944	103,369	13.1%

Interest income	880	973	(9.6%)	1,782	2,105	(15.3%)
Interest expense	(34,476)	(28,330)	21.7%	(68,844)	(55,682)	23.6%
General and administrative expense	(3,623)	(3,437)	5.4%	(7,254)	(7,044)	3.0%
Joint venture income and minority interest	(27)	(184)	(85.3%)	(97)	132	(173.5%)
Depreciation expense	(38,185)	(33,223)	14.9%	(76,024)	(65,252)	16.5%

Income from continuing operations	20,594	33,621	(38.7%)	40,495	70,822	(42.8%)

Discontinued operations:(2)
Income from discontinued operations	1,363	3,725	(63.4%)	4,778	7,245	(34.1%)
Gain on sale of communities	54,511	—	100.0%	68,583	—	100.0%

Total	55,874	3,725	1,400.0%	73,361	7,245	912.6%

Net income	76,468	37,346	104.8%	113,856	78,067	45.8%
Dividends attributable to preferred stock	(2,426)	(5,031)	(51.8%)	(6,114)	(10,062)	(39.2%)

Net income available to common stockholders	$74,042	$32,315	129.1%	$107,742	$68,005	58.4%

Net income per common share- basic	$1.10	$0.47	134.0%	$1.60	$0.99	61.6%

Net income per common share- diluted	$1.08	$0.46	134.8%	$1.57	$0.97	61.9%

(1) Other income includes $2.1 million and $5.8 million in the quarter ended and year-to-date June 30, 2002, respectively, of business interruption insurance proceeds related to the Avalon at Edgewater insurance settlement.

(2) Reflects net income for communities held for sale as of June 30, 2003 and communities sold during the period from January 1, 2002 through June 30, 2003. The following table details income from discontinued operations as of the periods shown:

	Q2	Q2	YTD	YTD
	2003	2002	2003	2002

Rental income	$3,626	$9,180	$10,686	$18,243
Operating and other expenses	(1,901)	(3,213)	(4,717)	(6,460)
Interest expense, net	(169)	(220)	(365)	(411)
Minority interest expense	(193)	(201)	(389)	(402)
Depreciation expense	—	(1,821)	(437)	(3,725)

Income from discontinued operations	$1,363	$3,725	$4,778	$7,245

Attachment 3

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
June 30, 2003
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2003	2002

Net real estate	$4,451,511	$4,292,887
Construction in progress (including land)	285,888	312,425
Real estate assets held for sale, net	19,455	180,119

Total real estate, net	4,756,854	4,785,431

Cash and cash equivalents(1)	21,467	12,933
Cash in escrow	30,194	10,230
Resident security deposits	22,249	21,839
Other assets(2)	104,011	120,402

Total assets	$4,934,775	$4,950,835

Unsecured senior notes	$1,935,313	$1,985,342
Unsecured facility	158,200	28,970
Notes payable	466,235	429,546
Liabilities related to assets held for sale	972	29,620
Other liabilities	196,909	205,374

Total liabilities	$2,757,629	$2,678,852

Minority interest	75,389	77,443

Stockholders’ equity	2,101,757	2,194,540

Total liabilities and stockholders’ equity	$4,934,775	$4,950,835

(1)	Cash and cash equivalents as of June 30, 2003 includes proceeds from the issuance of a mortgage note on June 30, 2003.

(2)	Other assets includes $125 and $1,504 relating to discontinued operations as of June 30, 2003 and December 31, 2002, respectively.

Attachment 4

AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes - Established Communities (1)
June 30, 2003

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)

		Q2 03	Q2 02	% Change	Q2 03	Q2 02	% Change	Q2 03	Q2 02	% Change

Northeast
Fairfield-New Haven, CT	2,170	$1,612	$1,670	(3.5%)	93.1%	93.6%	(0.5%)	$9,740	$10,143	(4.0%)
Boston, MA	1,479	1,689	1,779	(5.1%)	91.1%	93.2%	(2.1%)	6,827	7,360	(7.2%)
New York, NY	1,234	1,943	1,989	(2.3%)	94.6%	91.4%	3.2%	6,808	6,745	0.9%
Northern New Jersey	1,043	2,228	2,542	(12.4%)	91.8%	84.4%	7.4%	6,389	6,722	(5.0%)
Long Island, NY	915	2,176	2,135	1.9%	98.5%	98.4%	0.1%	5,882	5,764	2.0%
Central New Jersey	718	1,409	1,471	(4.2%)	89.9%	91.5%	(1.6%)	2,727	2,894	(5.8%)

Northeast Average	7,559	1,814	1,900	(4.5%)	93.3%	92.0%	1.3%	38,373	39,628	(3.2%)

Mid-Atlantic
Washington, DC	3,630	1,373	1,417	(3.1%)	92.8%	93.8%	(1.0%)	13,871	14,465	(4.1%)
Baltimore, MD	1,054	1,143	1,101	3.8%	95.4%	96.2%	(0.8%)	3,448	3,347	3.0%

Mid-Atlantic Average	4,684	1,321	1,345	(1.8%)	93.3%	94.3%	(1.0%)	17,319	17,812	(2.8%)

Midwest
Chicago, IL	1,296	1,149	1,192	(3.6%)	89.8%	93.2%	(3.4%)	4,013	4,317	(7.0%)

Midwest Average	1,296	1,149	1,192	(3.6%)	89.8%	93.2%	(3.4%)	4,013	4,317	(7.0%)

Pacific Northwest
Seattle, WA	2,436	1,017	1,094	(7.0%)	91.1%	93.1%	(2.0%)	6,773	7,443	(9.0%)

Pacific Northwest Average	2,436	1,017	1,094	(7.0%)	91.1%	93.1%	(2.0%)	6,773	7,443	(9.0%)

Northern California
San Jose, CA	4,808	1,459	1,625	(10.2%)	94.8%	95.0%	(0.2%)	19,949	22,261	(10.4%)
Oakland-East Bay, CA	2,090	1,250	1,357	(7.9%)	95.6%	94.2%	1.4%	7,488	8,008	(6.5%)
San Francisco, CA	1,765	1,558	1,663	(6.3%)	94.1%	94.9%	(0.8%)	7,763	8,355	(7.1%)

Northern California Average	8,663	1,428	1,568	(8.9%)	94.8%	94.8%	0.0%	35,200	38,624	(8.9%)

Southern California
Orange County, CA	1,350	1,207	1,184	1.9%	94.5%	95.6%	(1.1%)	4,620	4,584	0.8%
San Diego, CA	940	1,263	1,236	2.2%	93.1%	95.4%	(2.3%)	3,317	3,319	(0.1%)
Los Angeles, CA	890	1,322	1,272	3.9%	96.1%	92.4%	3.7%	3,392	3,152	7.6%

Southern California Average	3,180	1,256	1,224	2.6%	94.5%	94.6%	(0.1%)	11,329	11,055	2.5%

Average/Total Established	27,818	$1,446	$1,521	(4.9%)	93.6%	93.6%	0.0%	$113,007	$118,879	(4.9%)

(1)	Established Communities are communities with stabilized operating costs as of January 1, 2002 such that a comparison of 2002 to 2003 is meaningful.

(2)	Reflects the effect of concessions amortized over the lease term.

Attachment 5

AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities (1)
June 30, 2003

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)

		Q2 03	Q1 03	% Change	Q2 03	Q1 03	% Change	Q2 03	Q1 03	% Change

Northeast
Fairfield-New Haven, CT	2,170	$1,612	$1,611	0.1%	93.1%	89.8%	3.3%	$9,740	$9,417	3.4%
Boston, MA	1,479	1,689	1,722	(1.9%)	91.1%	90.8%	0.3%	6,827	6,938	(1.6%)
New York, NY	1,234	1,943	1,942	0.1%	94.6%	94.6%	0.0%	6,808	6,804	0.1%
Northern New Jersey	1,043	2,228	2,220	0.4%	91.8%	89.4%	2.4%	6,389	6,213	2.8%
Long Island, NY	915	2,176	2,161	0.7%	98.5%	99.0%	(0.5%)	5,882	5,873	0.2%
Central New Jersey	718	1,409	1,412	(0.2%)	89.9%	90.3%	(0.4%)	2,727	2,747	(0.7%)

Northeast Average	7,559	1,814	1,819	(0.3%)	93.3%	92.1%	1.2%	38,373	37,992	1.0%

Mid-Atlantic
Washington, DC	3,630	1,373	1,366	0.5%	92.8%	92.2%	0.6%	13,871	13,721	1.1%
Baltimore, MD	1,054	1,143	1,121	2.0%	95.4%	95.0%	0.4%	3,448	3,367	2.4%

Mid-Atlantic Average	4,684	1,321	1,311	0.8%	93.3%	92.7%	0.6%	17,319	17,088	1.4%

Midwest
Chicago, IL	1,296	1,149	1,171	(1.9%)	89.8%	90.1%	(0.3%)	4,013	4,099	(2.1%)

Midwest Average	1,296	1,149	1,171	(1.9%)	89.8%	90.1%	(0.3%)	4,013	4,099	(2.1%)

Pacific Northwest
Seattle, WA	2,436	1,017	1,024	(0.7%)	91.1%	92.0%	(0.9%)	6,773	6,884	(1.6%)

Pacific Northwest Average	2,436	1,017	1,024	(0.7%)	91.1%	92.0%	(0.9%)	6,773	6,884	(1.6%)

Northern California
San Jose, CA	4,808	1,459	1,487	(1.9%)	94.8%	95.2%	(0.4%)	19,949	20,425	(2.3%)
Oakland-East Bay, CA	2,090	1,250	1,263	(1.0%)	95.6%	95.6%	0.0%	7,488	7,573	(1.1%)
San Francisco, CA	1,765	1,558	1,572	(0.9%)	94.1%	94.8%	(0.7%)	7,763	7,888	(1.6%)

Northern California Average	8,663	1,428	1,450	(1.5%)	94.8%	95.2%	(0.4%)	35,200	35,886	(1.9%)

Southern California
Orange County, CA	1,350	1,207	1,197	0.8%	94.5%	96.1%	(1.6%)	4,620	4,658	(0.8%)
San Diego, CA	940	1,263	1,259	0.3%	93.1%	95.3%	(2.2%)	3,317	3,382	(1.9%)
Los Angeles, CA	890	1,322	1,308	1.1%	96.1%	95.7%	0.4%	3,392	3,343	1.5%

Southern California Average	3,180	1,256	1,246	0.8%	94.5%	95.7%	(1.2%)	11,329	11,383	(0.5%)

Average/Total Established	27,818	$1,446	$1,453	(0.5%)	93.6%	93.4%	0.2%	$113,007	$113,332	(0.3%)

(1)	Established Communities are communities with stabilized operating costs as of January 1, 2002 such that a comparison of 2002 to 2003 is meaningful.

(2)	Reflects the effect of concessions amortized over the lease term.

Attachment 6

AvalonBay Communities, Inc.
Year to Date Revenue and Occupancy Changes - Established Communities (1)
June 30, 2003

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)

		YTD 03	YTD 02	% Change	YTD 03	YTD 02	% Change	YTD 03	YTD 02	% Change

Northeast
Fairfield-New Haven, CT	2,170	$1,609	$1,641	(2.0%)	91.4%	94.4%	(3.0%)	$19,157	$20,170	(5.0%)
Boston, MA	1,479	1,705	1,796	(5.1%)	91.0%	93.6%	(2.6%)	13,765	14,914	(7.7%)
New York, NY	1,234	1,943	1,993	(2.5%)	94.6%	91.0%	3.6%	13,613	13,465	1.1%
Northern New Jersey	1,043	2,222	2,580	(13.9%)	90.6%	86.5%	4.1%	12,601	13,965	(9.8%)
Long Island, NY	915	2,169	2,113	2.7%	98.7%	98.1%	0.6%	11,755	11,379	3.3%
Central New Jersey	718	1,411	1,463	(3.6%)	90.1%	92.0%	(1.9%)	5,474	5,790	(5.5%)

Northeast Average	7,559	1,816	1,899	(4.4%)	92.7%	92.5%	0.2%	76,365	79,683	(4.2%)

Mid-Atlantic
Washington, DC	3,630	1,370	1,425	(3.9%)	92.5%	93.3%	(0.8%)	27,592	28,949	(4.7%)
Baltimore, MD	1,054	1,132	1,089	3.9%	95.2%	96.2%	(1.0%)	6,816	6,625	2.9%

Mid-Atlantic Average	4,684	1,316	1,350	(2.5%)	93.0%	93.8%	(0.8%)	34,408	35,574	(3.3%)

Midwest
Chicago, IL	1,296	1,160	1,207	(3.9%)	89.9%	93.5%	(3.6%)	8,112	8,770	(7.5%)

Midwest Average	1,296	1,160	1,207	(3.9%)	89.9%	93.5%	(3.6%)	8,112	8,770	(7.5%)

Pacific Northwest
Seattle, WA	2,436	1,021	1,100	(7.2%)	91.5%	93.3%	(1.8%)	13,656	15,007	(9.0%)

Pacific Northwest Average	2,436	1,021	1,100	(7.2%)	91.5%	93.3%	(1.8%)	13,656	15,007	(9.0%)

Northern California
San Jose, CA	4,808	1,473	1,673	(12.0%)	95.0%	92.8%	2.2%	40,374	44,783	(9.8%)
Oakland-East Bay, CA	2,090	1,256	1,382	(9.1%)	95.6%	93.5%	2.1%	15,061	16,200	(7.0%)
San Francisco, CA	1,765	1,565	1,685	(7.1%)	94.4%	95.4%	(1.0%)	15,652	17,038	(8.1%)

Northern California Average	8,663	1,439	1,606	(10.4%)	95.0%	93.5%	1.5%	71,087	78,021	(8.9%)

Southern California
Orange County, CA	1,350	1,202	1,186	1.3%	95.3%	95.1%	0.2%	9,278	9,140	1.5%
San Diego, CA	940	1,261	1,236	2.0%	94.2%	94.8%	(0.6%)	6,699	6,609	1.4%
Los Angeles, CA	890	1,315	1,278	2.9%	95.9%	93.1%	2.8%	6,734	6,368	5.7%

Southern California Average	3,180	1,251	1,227	2.0%	95.1%	94.4%	0.7%	22,711	22,117	2.7%

Average/Total Established	27,818	$1,450	$1,536	(5.6%)	93.5%	93.3%	0.2%	$226,339	$239,172	(5.4%)

(1)	Established Communities are communities with stabilized operating costs as of January 1, 2002 such that a comparison of 2002 to 2003 is meaningful.

(2)	Reflects the effect of concessions amortized over the lease term.

Attachment 7

AvalonBay Communities, Inc.
Summary of Development, Redevelopment and Acquisition Activity as of June 30, 2003

		Number	Number	Total
		of	of	Capital Cost (1)
		Communities	Homes	(millions)

Portfolio Additions:
2002 Annual Completions
Development		10	2,521	$466.6
Redevelopment	(2)	2	—	44.2
Presale Communities		1	306	69.9

Total Additions		13	2,827	$580.7

2003 Annual Completions	(3)
Development		5	1,442	$275.5
Redevelopment	(2)	1	—	22.2

Total Additions		6	1,442	$297.7

Pipeline Activity:	(3)
Currently Under Construction
Development		10	3,206	$559.1
Redevelopment	(2)	2	—	29.8

Subtotal		12	3,206	$588.9

Planning
Development Rights		41	10,620	$2,191.0

Total Pipeline		53	13,826	$2,779.9

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

(3)	Information represents projections and estimates.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the second quarter of 2003.

Attachment 8

AvalonBay Communities, Inc.
Development Communities as of June 30, 2003

		Total		Schedule			Avg
	# of	Capital					Rent
	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	% Occ
	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4) (5)

							Inclusive of
							Concessions
							See Attachment #14
Under Construction:
1. Avalon at Rock Spring (6)	386	$45.9	Q4 2001	Q4 2002	Q3 2003	Q1 2004	$1,645	99.0%	61.7%	52.6%
North Bethesda, MD
2. Avalon at Gallery Place I (7)	203	$50.0	Q4 2001	Q2 2003	Q4 2003	Q2 2004	$2,215	76.6%	31.5%	18.2%
Washington, DC
3. Avalon Glendale	223	$40.4	Q1 2002	Q2 2003	Q1 2004	Q3 2004	$2,250	17.0%	13.9%	10.8%
Glendale, CA
4. Avalon at Grosvenor Station (8) (9)	497	$82.3	Q1 2002	Q3 2003	Q4 2004	Q2 2005	$1,630	N/A	4.8%	N/A
North Bethesda, MD
5. Avalon at Newton Highlands (8)	294	$58.7	Q2 2002	Q2 2003	Q1 2004	Q3 2004	$2,420	30.6%	29.9%	9.5%
Newton, MA
6. Avalon at Glen Cove South	256	$62.0	Q3 2002	Q1 2004	Q2 2004	Q4 2004	$2,715	N/A	N/A	N/A
Glen Cove, NY
7. Avalon at Steven’s Pond	326	$55.4	Q3 2002	Q1 2003	Q2 2004	Q4 2004	$1,805	18.4%	17.8%	8.6%
Saugus, MA
8. Avalon Darien	189	$43.6	Q4 2002	Q2 2003	Q3 2004	Q1 2005	$2,350	7.4%	10.1%	1.1%
Darien, CT
9. Avalon Traville (10)	520	$71.5	Q4 2002	Q4 2003	Q1 2005	Q3 2005	$1,550	N/A	N/A	N/A
North Potomac, MD
10. Avalon Run East II	312	$49.3	Q2 2003	Q3 2004	Q1 2005	Q3 2005	$1,690	N/A	N/A	N/A
Lawrenceville, NJ

Subtotal/Weighted Average	3,206	$559.1					$1,925

Completed this Quarter:
1. Avalon at Mission Bay North	250	80.5	Q1 2001	Q4 2002	Q2 2003	Q4 2003	$2,505	100.0%	70.4%	67.2%
San Francisco, CA

Subtotal/Weighted Average	250	$80.5

Total/Weighted Average	3,456	$639.6					$1,965

Weighted Average Projected NOI as a % of Total Capital Cost (1)		8.6%	Inclusive of Concessions - See Attachment #14

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of July 11, 2003.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of July 11, 1999.

(4)	Physical occupancy based on apartment homes occupied as of July 11, 2003.

(5)	Q2 2003 Net Operating Income/(Deficit) for communities under construction and communities completed during this quarter was $(0.4) million (excludes Net Operating Income for communities completed in previous quarters but not yet stabilized). See Attachment #14.

(6)	The community is owned by a limited liability company or a limited partnership in which the Company is a majority partner. The costs reflected above exclude construction and management fees due to AvalonBay. This community is consolidated for financial reporting purposes.

(7)	The Total Capital Cost for this community excludes approximately $4 million of proceeds that the Company expects to receive upon the sale of transferable development rights associated with the development of the community. These rights do not become transferable until construction completion and there can be no assurance that the projected amount of proceeds will be achieved.

(8)	The community is owned by a DownREIT partnership in which a wholly-owned subsidiary of AvalonBay is the general partner with a majority interest. This community is consolidated for financial reporting purposes.

(9)	For purposes of calculating Projected NOI as a % of Total Capital Cost for this community and its related impact on the Weighted Average calculation, the Company has included in Total Capital Cost $1.9 million, the present value of a projected residual land payment that is a priority distribution upon a sale or refinancing transaction in the future.

(10)	Construction started at Avalon Traville Phase II in Q203. It is combined above with Phase I for reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the second quarter of 2003.

Attachment 9

AvalonBay Communities, Inc.
Redevelopment Communities (1) as of June 30, 2003

		Cost (millions)		Schedule					Number of Homes
								Avg
	# of		Total					Rent		Out of
	Apt	Acquisition	Capital				Restabilized	Per	Completed	Service
	Homes	Cost	Cost (2)	Acquisition	Start	Complete	Ops (2)	Home (2)	to date	@ 6/30/03

								Inclusive of
								Concessions
								See Attachment #14
Under Redevelopment:
1. Avalon at Foxhall (3)	308	$35.7	$43.3	Q3 1994	Q4 2002	Q2 2004	Q4 2004	$2,040	154	56
Washington, DC
2. Avalon at Prudential Center (4)	781	$133.9	$156.1	Q3 1998	Q4 2000	Q4 2003	Q2 2004	$2,630	438	33
Boston, MA

Total/Weighted Average	1,089	$169.6	$199.4					$2,465	592	89

Weighted Average Projected NOI as a % of Total Capital Cost (2)			9.7%	Inclusive of Concessions — See Attachment #14

(1)	Redevelopment Communities are communities acquired for which redevelopment costs are expected to exceed 10% of the original acquisition cost or $5,000,000.

(2)	Inclusive of acquisition cost. See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	The Acquisition Cost of $35.7 million is comprised of the initial acquisition cost of $33.8 million plus capital expenditures of $1.9 million that were made following the acquisition and were unrelated to redevelopment costs. This asset was formerly known as 4100 Massachusetts Avenue.

(4)	The Acquisition Cost of $133.9 million is comprised of the initial acquisition cost of $130 million plus capital expenditures of $3.9 million that were made following the acquisition and were unrelated to redevelopment costs. In Q2 2003, the scope of this redevelopment was changed to include a roof replacement and other apartment renovations, increasing the redevelopment budget to $22.2 million from $20.6 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the second quarter of 2003.

Attachment 10

AvalonBay Communities, Inc.
Historical Development and Redevelopment Communities as of June 30, 2003

			Total
	Number	Number of	Capital
Year of Development/Redevelopment	of	Apartment	Cost (1)
Completion	Communities	Homes	(millions)

Development Communities
1994	3	958	$67.6
1995	3	777	84.4
1996	6	866	70.6
1997	8	2,672	331.9
1998	6	2,175	263.2
1999	10	2,335	391.6
2000	6	1,209	175.2
2001	6	1,656	273.8
2002	10	2,521	466.6
2003	3	853	179.6

Total	61	16,022	$2,304.5

Redevelopment Communities
1995 (2)	2	406	$23.6
1996	6	1,689	114.9
1997	9	2,037	196.1
1998	8	1,969	195.7
1999	13	4,051	385.5
2000	4	1,455	156.6
2001	1	294	34.6
2002	2	1,116	137.0
2003	—	—	—

Total	45	13,017	$1,244.0

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	1995 Redevelopment was adjusted to exclude Crossbrook which is included in 1999 Redevelopment completions.

Attachment 11

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of June 30, 2003

DEVELOPMENT (2)

	Apt Homes	Development	Value of Homes		Construction in
	Completed &	Community	Completed &	Remaining to	Progress at
	Occupied	Investments (3)	Occupied (4)	Invest (5)	Period End (6)

Total - 2001 Actual	1,582	$404,586,134	$258,593,463	$431,505,675	$415,617,828

2002 Actual:
Quarter 1	565	$119,213,893	$102,870,891	$369,248,732	$407,887,099
Quarter 2	798	119,760,121	154,985,308	367,499,307	350,311,849
Quarter 3	692	94,377,426	133,106,593	404,565,295	313,104,399
Quarter 4	424	84,212,982	78,307,747	254,198,266	295,107,369

Total - 2002 Actual	2,479	$417,564,422	$469,270,539

2003:
Quarter 1 (Actual)	343	$47,610,401	$66,767,096	$205,448,920	$304,444,246
Quarter 2 (Actual)	380	96,480,917	75,410,129	307,768,115	270,813,025
Quarter 3 (Projected)	635	96,509,835	117,978,695	211,258,280	263,515,621
Quarter 4 (Projected)	536	69,357,177	100,556,655	141,901,102	193,862,376

Total - 2003	1,894	$309,958,330	$360,712,575

REDEVELOPMENT

		Redevelopment		Reconstruction in
	Avg Homes	Community	Remaining to	Progress at
	Out of Service	Investments (3)	Invest (5)	Period End (6)

Total - 2001 Actual		$26,832,005	$10,190,945	$14,000,460

2002 Actual:
Quarter 1	34	$3,426,482	$7,568,111	$6,500,000
Quarter 2	31	2,102,054	5,083,139	14,002,156
Quarter 3	26	2,004,800	10,406,023	13,778,043
Quarter 4	44	3,078,838	7,655,832	17,317,952

Total - 2002 Actual		$10,612,174

2003:
Quarter 1 (Actual)	68	$1,798,678	$5,857,154	$10,541,752
Quarter 2 (Actual)	75	1,535,351	5,738,979	15,074,513
Quarter 3 (Projected)	46	3,429,779	4,004,242	9,596,667
Quarter 4 (Projected)	19	1,734,736	574,463	2,090,000

Total - 2003		$8,498,544

(1)	Data is presented for all Historical and Current Development Communities currently under construction; all Historical and Current Redevelopment Communities under reconstruction; and those communities for which construction or reconstruction is expected to begin within the next 90 days. Does not include data for Presale Communities.

(2)	Projected Periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected in the minority interest line items of the Financial Statements.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter for (i) Current and Future Development/Redevelopment Communities under construction or reconstruction during the quarter and (ii) those for which construction or reconstruction is expected to begin within the next 90 days.

(4)	Represents Total Capital Cost of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents Total Capital Cost remaining to invest on (i) Current and Future Development/Redevelopment Communities under construction or reconstruction during the quarter and (ii) those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q203 includes $108.7 million attributable to three anticipated Q303 development starts.

(6)	Represents period end balance of construction or reconstruction costs.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the second quarter of 2003.

Attachment 12

AvalonBay Communities, Inc.
Future Development as of June 30, 2003

DEVELOPMENT RIGHTS

		Estimated	Total
		Number	Capital Cost
Location of Development Right		of Homes	(millions) (1)

1. Danvers & Peabody, MA	(2)	387	$63
2. Milford, CT	(2)	246	37
3. Coram, NY Phase I	(2)	298	49
4. Kirkland, WA	(2)	211	50
5. Plymouth, MA Phase I	(2)	98	21
6. New York, NY	(2)(3)	361	148
7. Hingham, MA		236	44
8. Los Angeles, CA	(2)	309	63
9. Bedford, MA	(2)	139	21
10. Oakland, CA	(2)	180	40
11. Danbury, CT	(2)	234	36
12. Norwalk, CT		312	63
13. Quincy, MA	(2)	148	24
14. Orange, CT	(2)	168	22
15. Andover, MA		115	21
16. Milford, CT		284	41
17. Seattle, WA	(2)	194	50
18. Bellevue, WA		368	71
19. Long Island City, NY Phase II and III		552	162
20. Dublin, CA		305	72
21. Plymouth, MA Phase II		72	13
22. San Francisco, CA		313	100
23. Stratford, CT		146	23
24. Los Angeles, CA		173	47
25. Camarillo, CA	(2)	249	43
26. Washington, DC	(2)	144	30
27. Cohasset, MA		200	38
28. Newton, MA		240	60
29. Glen Cove, NY		111	31
30. New Rochelle, NY Phase II and III		588	144
31. Greenburgh, NY Phase II		766	120
32. Encino, CA		146	46
33. Coram, NY Phase II	(2)	152	26
34. Wilton, CT		100	24
35. Sharon, MA		190	31
36. Danvers, MA		476	85
37. Yaphank, NY		270	41
38. College Park, MD		320	44
39. West Haven, CT		170	23
40. Oyster Bay, NY		273	69
41. Camarillo, CA		376	55

Totals		10,620	$2,191

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

(3)	Total Capital Cost for this community includes costs associated with the construction of 89,000 square feet of retail space and 30,000 square feet for a community facility.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the second quarter of 2003.

Attachment 13

AvalonBay Communities, Inc.
Summary of Disposition Activity as of June 30, 2003

	Weighted			Accumulated		Weighted	Weighted
Number of	Average	Gross Sales		Depreciation	Economic	Average Initial	Average
Communities Sold	Holding Period	Price	GAAP Gain	and Other	Gain (1)	Year Mkt. Cap Rate (1)	Unleveraged IRR (1)

1998:
9 Communities		$170,312,000	$25,270,000	$23,438,000	$1,832,000	7.5%	11.8%

1999:
16 Communities		$316,512,000	$47,093,000	$27,150,000	$19,943,000	8.3%	10.0%

2000:
8 Communities		$160,085,000	$40,779,000	$6,262,000	$34,517,000	7.9%	21.3%

2001:
7 Communities		$241,130,000	$62,852,000	$21,623,000	$41,229,000	8.0%	14.0%

2002:
1 Community		$80,100,000	$48,893,000	$7,462,000	$41,431,000	5.4%	22.1%

YTD 2003:
7 Communities		$232,125,000	$68,583,000	$28,192,000	$40,391,000	6.6%	12.8%

1998-2Q 2003 Total	4.7	$1,200,264,000	$293,470,000	$114,127,000	$179,343,000	7.6%	13.9%

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and is calculated by the Company as net income or loss computed in accordance with GAAP, except that excluded from net income or loss are gains or losses on sales of property, impairment losses on planned dispositions and extraordinary gains or losses (as defined by GAAP); plus depreciation of real estate assets; and after adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2003	2002	2003	2002

Net income	$76,468	$37,346	$113,856	$78,067
Dividends attributable to preferred stock	(2,426)	(5,031)	(6,114)	(10,062)
Depreciation (real estate related)	37,346	32,639	74,052	64,028
Depreciation (discontinued operations)	—	1,821	437	3,725
Joint venture adjustments	177	317	580	639
Minority interest	379	405	762	810
Gain on sale of communities	(54,511)	—	(68,583)	—

FFO available to common stockholders	$57,433	$67,497	$114,990	$137,207

Average shares outstanding - diluted	68,903,145	71,194,749	69,007,504	70,907,977

EPS - diluted	$1.08	$0.46	$1.57	$0.97

FFO per common share - diluted	$0.83	$0.95	$1.67	$1.94

Projected FFO, as provided within this release in the Company’s outlook for 2003, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for both the third quarter and the full year 2003 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted)- Q3 03	$0.59	$0.63
Projected depreciation (real estate related)	0.52	0.57
Projected gain on sale of communities	(0.34)	(0.39)

Projected FFO per share (diluted) - Q3 03	$0.77	$0.81

Projected EPS (diluted) - Full Year 2003	$3.23	$3.37
Projected depreciation (real estate related)	2.11	2.19
Projected gain on sale of communities	(2.16)	(2.24)

Projected FFO per share (diluted) - Full Year 2003	$3.18	$3.32

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP is presented on Attachment 13.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $225 - $250 per apartment, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 3.0% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2003, Established Communities are communities that have Stabilized Operations as of January 1, 2002 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

NOI is defined by the Company as total revenue less direct property operating expenses (including property taxes), and excludes corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income and minority interest, depreciation expense, gain on sale of communities, impairment losses and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	YTD	YTD
	2003	2002	2003	2003	2002

Net income	$76,468	$37,346	$37,388	$113,856	$78,067
Property management and other indirect operating expenses	7,056	7,105	7,997	15,053	15,592
Interest income	(880)	(973)	(902)	(1,782)	(2,105)
Interest expense	34,476	28,330	34,369	68,844	55,682
General and administrative	3,623	3,437	3,631	7,254	7,044
Joint venture income and minority interest	27	184	70	97	(132)
Depreciation expense	38,185	33,223	37,838	76,024	65,252
Gain on sale of communities	(54,511)	—	(14,072)	(68,583)	—
Discontinued operations	(1,363)	(3,725)	(3,414)	(4,778)	(7,245)

NOI from continuing operations	$103,081	$104,927	$102,905	$205,985	$212,155

Established:
Northeast	$25,935	$27,898	$25,197	$51,132	$56,768
Mid-Atlantic	12,105	12,715	12,008	24,113	25,870
Midwest	2,248	2,630	2,097	4,345	5,260
Pacific NW	4,107	4,878	4,391	8,498	9,977
No. California	25,134	28,647	26,246	51,380	58,833
So. California	7,732	7,981	8,045	15,777	15,956

Total Established	77,261	84,749	77,984	155,245	172,664

Other Stabilized	15,730	14,277	15,365	31,095	27,403
Development/Redevelopment	10,013	5,335	9,176	19,188	10,326
Non-Allocated	77	566	380	457	1,762

NOI from continuing operations	$103,081	$104,927	$102,905	$205,985	$212,155

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of June 30, 2003). A reconciliation of NOI for communities sold or held for sale to net income for these communities for the second quarter and year-to-date 2003 is as follows (dollars in thousands):

	Q2	YTD
	2003	2003

NOI from assets held for sale	$585	$1,185
NOI from assets sold	1,140	4,784

NOI from discontinued operations	$1,725	$5,969

Income from discontinued operations	$1,363	$4,778
Interest expense, net	169	365
Minority interest expense	193	389
Depreciation expense	—	437

NOI from discontinued operations	$1,725	$5,969

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

Projected NOI, as used within this release for certain Development and Redevelopment Communities, represents management’s estimate, as of the date of this release, of projected stabilized rental revenue minus projected stabilized operating expenses for the first year of Stabilized Operations, as defined below, following the completion of construction. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Total Capital Cost of each community.

Projected NOI is calculated on a consistent basis as historical NOI, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance at the community level. However, due to the complexities of allocations of overhead and interest, net income is not projected on a community level basis, and therefore a reconciliation of Projected NOI to projected net income for these Development and Redevelopment Communities is not provided. Management uses its determination of Projected NOI to help measure the projected impact that a community under construction may have on Company-wide performance once such community is complete and achieves stabilization.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions, which is an indicator of current rental market conditions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Established Communities

	Q2 03	Q2 02	Q1 03

Rental revenue (GAAP basis)	$113,007	$118,879	$113,332
Concessions amortized	2,880	1,351	2,539
Concessions granted	(3,304)	(1,711)	(2,613)

Rental revenue (cash basis)	$112,583	$118,519	$113,258

Q2 03 % change — GAAP revenue		(4.9%)	(0.3%)
Q2 03 % change — cash revenue		(5.0%)	(0.6%)

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.

Leverage is calculated by the Company as total debt as a percentage of total market capitalization. Market capitalization represents the aggregate of the market value of Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of June 30, 2003 is as follows (dollars in thousands):

Total debt	$2,559,435

Common stock	2,879,773
Preferred stock	100,000
Operating partnership units	41,265
Total debt	2,559,435

Total capitalization	5,580,473

Debt as % of capitalization	45.9%

Unencumbered NOI is calculated by the Company as a measure of liquidity and represents Stabilized NOI generated by real estate assets unencumbered by outstanding debt as a percentage of total Stabilized NOI for the Company. In calculating Stabilized NOI, historical NOI is used for communities with Stabilized Operations, as defined below, and Projected NOI is used for Development and Redevelopment communities that do not have Stabilized Operations. Unencumbered NOI is used as a measure of protection for unsecured creditors of the Company. In addition, the Company believes that Unencumbered NOI can be one useful measure of an entity’s liquidity and balance sheet strength, and provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. A calculation of Unencumbered NOI for the six months ended June 30, 2003 is as follows (dollars in thousands):

NOI for Established Communities	$155,245
NOI for Other Stabilized Communities	31,095
Projected NOI for Development/Redevelopment Communities	24,339

Total Stabilized NOI	210,679
Stabilized NOI on encumbered assets	41,445

Stabilized NOI on unencumbered assets	169,234

Unencumbered NOI	80%

Interest Coverage is calculated by the Company as EBITDA from continuing operations divided by interest expense, net of interest income, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is calculated by the Company as net income before interest income and expense, income taxes, depreciation and amortization.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)

A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2003 is as follows (dollars in thousands):

Net income	$76,468
Interest income	(880)
Interest expense	34,476
Interest expense (discontinued operations)	169
Depreciation expense	38,185

EBITDA	$148,418

EBITDA from continuing operations	$92,375
EBITDA from discontinued operations	56,043

EBITDA	$148,418

EBITDA from continuing operations	$92,375
Interest expense	34,476
Interest income	(880)
Dividends attributable to preferred stock	2,426

Interest charges	36,022

Interest coverage	2.6

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of amortized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents, including concessions equal to one-half month rent.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved